Exhibit 99.1

Important Notice Concerning Limitations on Trading in Equity Securities of

OfficeMax Incorporated

To:	Members of the Board of Directors and Executive Officers of OfficeMax Incorporated
From:	OfficeMax Incorporated
Date:	February 29, 2008

OfficeMax Incorporated (“Company”) has decided to change the investment options that are available under the OfficeMax Savings Plan and the OfficeMax Savings Plan for Puerto Rico (collectively, the “Plans”).  As a result, eligible employees will be temporarily unable to enroll in the Plans and participants in the Plans will be temporarily unable to change their contribution rate, direct or diversify investments in their individual accounts (including accounts that hold common stock of the Company), or obtain a loan or distribution from the Plans.  This period, during which participants in the Plans will be unable to exercise these rights otherwise available under the Plans, is called a “blackout period.”  The blackout period will also apply to the OfficeMax Incorporated Executive Savings Deferral Plan to the extent that the same or similar rights normally are available under that plan.

Under the Sarbanes-Oxley Act of 2002, the Company’s directors and executive officers will generally be prohibited from engaging in transactions involving the Company’s equity securities (including options and other derivatives based on Company stock) during the blackout period.

The blackout period will begin at 4 p.m. Eastern time on March 17, 2008, and end during the week of April 13, 2008.  However, the blackout period may be extended due to events beyond the Company’s control that may arise as part of the transition, in which case notice will be given to directors and executive officers as soon as reasonably practicable.  In addition, you can determine whether the blackout period has started or ended by contacting The Vanguard Group customer service center at 1-800-523-1188 or via the web at www.vanguard.com.

Generally, during the blackout period, directors and executive officers are prohibited from directly or indirectly purchasing, selling, or otherwise transferring any equity security of the Company acquired in connection with services performed as a director or executive officer.  This includes, among other things, shares of company stock acquired under a compensatory plan or contract (such as a stock option or a restricted stock unit), shares acquired as a direct or indirect inducement to employment or joining the Board of Directors, shares acquired as a director or executive officer to satisfy any Company share ownership requirements or guidelines, and shares received as a result of a business combination with a target entity of which you were director or executive officer.

Equity securities acquired outside of your service as a director or executive officer (such as shares acquired when you were an employee but not yet an executive officer) are not covered by the blackout. However, if you hold both covered shares and non-covered shares, any shares sold will be presumed to come first from the covered shares unless you can identify the source of such sold shares and you can show that the same form of identification is used for all related purposes (such as tax reporting and disclosure requirements).

“Equity securities” are defined broadly to include options and other derivatives.  In addition, the trading prohibition extends to any equity securities in which you have a direct or indirect pecuniary interest, which include, for example, shares held (i) by immediate family members sharing your household, (ii) in trust, or (iii) by controlled partnerships or corporations.

The following are examples of transactions in which you may not engage during the blackout period: (i) exercising stock options granted in connection with your services provided as a director or executive officer; (ii) selling Company stock acquired by exercising options; and (iii) selling Company stock received as the result of a restricted stock unit grant.

Certain transactions are specifically exempted from the prohibition on transactions in Compan equity securities.  Examples of exempt transactions include: (1) the acquisition of Company stock pursuant to certain broadly-based dividend reinvestment plans; (2) purchases or sales of Company stock made pursuant to certain written trading plans satisfying the conditions of Rule 10b5-l(c) under the Securities Exchange Act of 1934, as amended; (3) awards of equity compensation pursuant to a plan that, by its terms, provides for awards to occur automatically and specifies the terms and conditions of the awards; (4) certain purchases or sales of Company stock pursuant to so-called “tax-conditioned plans” (such as an employee stock purchase plan) unless the transaction is a “discretionary transaction” for purposes of Section 16 of the Securities Exchange Act of 1934; and (5) acquisitions or dispositions of Company stock pursuant to a bona fide gift or transfer by will or the laws of descent and distribution.

If a director or executive officer engages in a transaction that violates these rules, he or she can be required to disgorge any profits from the transaction and will be subject to civil and criminal penalties.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe.  Accordingly, you should refrain from engaging in any transaction involving Company stock or derivatives based on Company stock during the blackout period.

If you have any questions concerning this notice, the blackout period or whether certain transactions are subject to this prohibition, you should contact Susan Wagner-Fleming, Vice President and Corporate Secretary, 263 Shuman Blvd. Naperville, Illinois, 60563, or by calling (630) 864-5060.